Supplement no. 2 to prospectus dated August 7, 2006,
prospectus supplement dated August 7, 2006

Filed Pursuant to Rule 424(b)(7).
A filing fee of $71,232.68, calculated in accordance with
Rule 457(r), has been transmitted to the SEC in connection with the securities offered from the registration statement (File No. 333-136361)
by means of this supplement to prospectus supplement.

$665,726,000
1.50% Convertible Senior Notes due 2011
1.625% Convertible Senior Notes due 2013
Common Stock

This supplement no. 2 to prospectus dated August 7, 2006 and prospectus supplement dated August 7, 2006 relates to the resale by certain selling securityholders of our 1.50% Convertible Senior Notes due 2011 and 1.625% Convertible Senior Notes due 2013, which we refer to as the notes, and the shares of our common stock issuable upon conversion of the notes.

You should read this supplement no. 2 in conjunction with the prospectus dated August 7, 2006, the prospectus supplement dated August 7, 2006, and supplement no. 1 dated August 18, 2006 to the prospectus dated August 7, 2006 and the prospectus supplement dated August 7, 2006, or the prior registration documents, which should be delivered in conjunction with this supplement no. 2. This supplement no. 2 is not complete without, and may not be delivered or used except in conjunction with, the prior registration documents, including any amendments or supplements to them. This supplement no. 2 is qualified by reference to the prior registration documents, except to the extent that the information provided by this supplement no. 2 supersedes or supplements certain information contained in the prior registration documents.

Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See “Risk Factors” beginning on page 4 of the prospectus supplement dated August 7, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement no. 2 or the prior registration documents. Any representation to the contrary is a criminal offense.

This supplement no. 2 constitutes the offer by the selling securityholders named below of $205,356,000 principal amount of our 1.50% Convertible Senior Notes due 2011, or 2011 Notes, $460,370,000 principal amount of our 1.625% Convertible Senior Notes due 2013, or 2013 Notes and the shares of our common stock issuable upon conversion of those notes.

The table under the caption “Selling Securityholders” beginning on page 43 of the prospectus supplement (as previously amended and supplemented by the tables under the captions “Additional Selling Securityholders” and “Revised Information Regarding Securityholders” beginning on page 2 of supplement no. 1 dated August 18, 2006 to the prospectus dated August 7, 2006 and prospectus supplement dated August 7, 2006) is hereby:

•	supplemented by adding the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below; and

•	amended by replacing the information in the prospectus supplement and supplement no. 1 to the prospectus and prospectus supplement regarding the selling securityholders identified in the table entitled “Revised Information Regarding Selling Securityholders” below with the information set forth in the table entitled “Revised Information Regarding Selling Securityholders” below.

We prepared these tables based on information supplied to us by the selling securityholders named in the tables below on or prior to September 7, 2006. Information about the selling securityholders may change over time.

We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement no. 2 and the prior registration documents, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.

Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of their notes since the date on which they provided the information regarding their notes.

Selling Securityholders

Additional Selling Securityholders

	Principal Amount of		Principal Amount of
	2011 Notes		2013 Notes
	Beneficially		Beneficially			Number of
	Owned and Offered		Owned and Offered			Shares of
	(USD) and		(USD) and		Number of	Common Stock
	Percentage		Percentage		Shares of	Beneficially	Natural Person(s) with
	of 2011 Notes		of 2013 Notes		Common Stock	Owned After the	Voting or Investment
Name of Selling Securityholder(1)	Outstanding (%)		Outstanding (%)		Offered(2)(3)	Offering(4)	Power

Advent Convertible Master Fund LP	—	—	12,423,000	*	221,270	—	Tracy Maitland
Adi Alternative Investments c/o Axis Pan	500,000	*	—	—	8,906	—	Alain Reinhold
Adi Alternative Investments c/o Casam Adi CB Arbitrage Fund	2,000,000	*	—	—	35,623	—	Patrick Hobin
Adi Alternative Investments	3,000,000	*	—	—	53,434	—	Patrick Hobin
Adi Alternative Investments c/o Kallista Master Fund Limited	5,000,000	*	—	—	89,057	—	Alain Reinhold
BMO Nesbitt Burns Inc.(#)	—	—	25,000,000	1.14	445,283	—	Stephen Church
Credit Agricole Structured Asset Management	—	—	460,000	*	8,193	—	Nathanial Brown Robert Richardson
Credit Suisse International Limited(#)	40,000,000	1.82	52,500,000	2.39	1,647,545	—	(6)
Credit Suisse Securities (USA) LLC(#)	10,000,000	*	—	—	178,113	—	(6)
Goldman Sachs & Co. Profit Sharing Trust	—	—	2,903,000	*	51,706	—	(34)
HFR Convertible Arbitrage	—	—	1,100,000	*	19,592	—	Tracy Maitland
Lyxor Convertible Arbitrage Fund	—	—	472,000	*	8,407	—	Tracy Maitland
Magnetar Capital Master Fund, Ltd.	—	—	12,500,000	*	222,641	74,000	(27)
Morgan Stanley & Co. Incorporated(#)	5,000,000	*	7,500,000	*	222,641	1,619,182	(5)
Morgan Stanley International Limited(#)(39)	42,046,000	1.91	15,000,000	*	481,724	629,368	(6)
OZ Special Funding (OZMD), LP	—	—	232,097,000	10.55	4,133,949	411,499	(35)
Ramius Master Fund, LTD	—	—	6,735,000	*	119,959	—	(36)
RCG Latitude Master Fund, Ltd.	—	—	19,950,000	*	355,335	—	(28)
RMF Umbrella SICAV	800,000	*	—	—	14,249	—	(37)
S.A.C. Arbitrage Fund, LLC	70,000,000	3.18	44,000,000	2.00	2,030,488	—	(38)
Value Line Convertible Fund, Inc.	150,000	*	—	—	2,672	—	—

Revised Information Regarding Selling Securityholders

	Principal Amount of			Principal Amount of
	2011 Notes			2013 Notes
	Beneficially			Beneficially					Number of
	Owned and Offered			Owned and Offered					Shares of
	(USD) and			(USD) and			Number of		Common Stock
	Percentage			Percentage			Shares of		Beneficially	Natural Person(s) with
	of 2011 Notes			of 2013 Notes			Common Stock		Owned After the	Voting or Investment
Name of Selling Securityholder(1)	Outstanding (%)			Outstanding (%)			Offered(2)(3)		Offering(4)	Power

AHFP Context	200,000		*	750,000	(8)	*	16,921	(14)	—	Michael S. Rosen William D. Fertig
Arctos Partners, Inc.(+)(41)	36,000,000	(42)	1.64	—		—	641,207	(15)	—	Loren Griffin
Argent Classic Convertible Arbitrage Fund II, L.P.	310,000		*	460,000	(9)	*	13,715	(16)	—	Nathanial Brown Robert Richardson
Argent Classic Convertible Arbitrage Fund L.P.	800,000		*	2,470,000	(10)	*	58,243	(17)	—	Nathanial Brown Robert Richardson
Argent LowLev Convertible Arbitrage Fund Ltd.	4,690,000		*	9,990,000	(29)	*	261,470	(31)	—	Nathanial Brown Robert Richardson
Argent LowLev Convertible Arbitrage Fund, LLC	200,000		*	370,000	(7)	*	10,152	(18)	—	Nathanial Brown Robert Richardson
Aviva Life Insurance Co.	—		—	1,950,000	(30)	*	34,732	(32)	—	David Clott
Class C Trading Company, Ltd.	1,340,000		*	3,040,000	(7)	*	78,013	(19)	—	Nathanial Brown Robert Richardson
CQS Convertible and Quantitative Strategies Master Fund	15,000,000		*	77,750,000	(43)	3.53	1,651,998	(44)	—	Alan Smith Blair Gauld Dennis Hunter Karla Bodden Jim Rogers
HFR CA Global Select Master Trust Account	1,170,000		*	1,790,000	(7)	*	52,721	(20)	—	Nathanial Brown Robert Richardson
JP Morgan Securities Inc.(#)	15,860,000	(11)	*	27,181,000	(33)	1.24	282,487	(21)	—	(5)
Partners Group Alternative Strategies PCC LTD	1,510,000		*	3,830,000	(7)	*	95,112	(22)	—	Nathanial Brown Robert Richardson
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	11,500,000	(12)	*	—		—	204,830	(23)	—	Steve Katznelson Gerald Stahlecker
Silver Convertible Arbitrage Fund, LDC	280,000		*	570,000	(7)	*	15,140	(24)	—	Nathanial Brown Robert Richardson
Xavex Convertible Arbitrage 10 Fund	—		—	1,050,000	(13)	*	18,702	(25)	—	Nathanial Brown Robert Richardson
Xavex Convertible Arbitrage 2 Fund	80,000		*	280,000	(7)	*	6,412	(26)	—	Nathanial Brown Robert Richardson

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling securityholders will be set forth in additional supplements to the prospectus supplement dated August 7, 2006 from time to time, if required.

(2)	Assumes conversion of all of the holder’s notes at a conversion rate of 17.8113 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights” on page 16 of the prospectus supplement. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes fractional shares and shares of common stock that may be issued by us upon the repurchase of the notes as described under “Description of the Notes — Adjustment to Conversion

Rate — Adjustment to Conversion Rate Upon a Change of Control” on page 23 of the prospectus supplement. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes — Conversion Rights” on page 16 of the prospectus supplement.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock calculated based on 1,149,343,210 shares of common stock outstanding as of August 31, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(4)	For purposes of computing the number and percentage of notes and shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the tables above that the selling securityholders named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this supplement no. 2 to prospectus supplement and prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(5)	The selling securityholder is a company that is required to file periodic and other reports with the Securities and Exchange Commission, or SEC.

(6)	The selling securityholder is a wholly-owned subsidiary of a company that is required to file periodic and other reports with the SEC.

(7)	We previously registered 2011 Notes and shares of our common stock on behalf of this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(8)	This amount reflects an increase of $500,000 from the amount of 2013 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(9)	This amount reflects an increase of $90,000 from the amount of 2013 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(10)	This amount reflects an increase of $820,000 from the amount of 2013 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(11)	This amount reflects an increase of $860,000 from the amount of 2011 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(12)	This amount reflects an increase of $1,000,000 from the amount of 2011 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(13)	This amount reflects an increase of $390,000 from the amount of 2013 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(14)	This amount reflects an increase of 8,906 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(15)	This amount reflects an increase of 445,283 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(16)	This amount reflects an increase of 1,603 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(17)	This amount reflects an increase of 14,605 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(18)	This amount reflects an increase of 6,590 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(19)	This amount reflects an increase of 54,146 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(20)	This amount reflects an increase of 31,882 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(21)	This amount reflects an increase of 15,318 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(22)	This amount reflects an increase of 68,217 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(23)	This amount reflects an increase of 17,811 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(24)	This amount reflects an increase of 10,152 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(25)	This amount reflects an increase of 6,946 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(26)	This amount reflects an increase of 4,987 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(27)	Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be financially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(28)	Ramius Capital Group L.L.C. (“Ramius Capital”) is the investment advisor of RCG Latitude Master Fund, Ltd. (the “Fund”) and consequently has voting control and investment discretion over securities held by the Fund. Ramius Capital disclaims beneficial ownership of the shares held by the Fund. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co. L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(29)	This amount reflects an increase of $800,000 from the amount of 2013 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(30)	This amount reflects an increase of $100,000 from the amount of 2013 Notes previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006, which amount was previously listed, incorrectly, as being held by, and registered on behalf of, Barclay’s Global Distribution Bonds.

(31)	This amount reflects an increase of 14,249 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006.

(32)	This amount reflects an increase of 1,781 from the number of shares previously listed for this selling securityholder in the Prospectus Supplement dated August 7, 2006, which amount was previously listed, incorrectly, as being held by, and registered on behalf of, Barclay’s Global Distribution Bonds.

(33)	This amount reflects an increase of $2,500,000 from the amount of 2013 Notes previously listed for this selling securityholder in Supplement no. 1 dated August 18, 2006 to the Prospectus dated August 7, 2006 and the Prospectus Supplement dated August 7, 2006.

(34)	Daniel S. Och as Senior Managing Member of OZ Management, LLC, the Investment Manager to the selling securityholder, may be deemed to have voting and/or investment control of the securities held by the selling securityholder.

(35)	Daniel S. Och as Senior Managing Member of Och-Ziff Associates, LLC, the Managing Member of OZ Special Funding (OZMD) GP, Ltd, the General Partner of the selling securityholder, may be deemed to have voting and/or investment control of the securities held by the selling securityholder.

(36)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Ramius Master Fund, Ltd. (the “Fund”) and consequently has voting control and investment discretion over securities held by the Fund. Ramius Capital disclaims beneficial ownership of the shares held by the Fund. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by

Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(37)	The RMF Umbrella SICAV is a self contained open-ended Investment Fund founded under Luxembourg law. It has no management company or single controlling shareholder. The fund issues shares of equal value and equal voting power. It is controlled by all of its shareholders.

(38)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of these securities.

(39)	Morgan Stanley Bank is a lender under our credit facility. In addition, during the past three years Morgan Stanley International Limited and its affiliates have performed financial advisory and investment banking services for us.

(40)	Morgan Stanley & Co. Incorporated is a party to certain convertible note hedge transactions and warrant transactions with us. Morgan Stanley Bank is a lender under our credit facility. In addition, during the past three years Morgan Stanley & Co. Incorporated and its affiliates have performed financial advisory and investment banking services for us.

(41)	In the prospectus supplement dated August 7, 2006 this selling securityholder’s name was incorrectly spelled as “Aretos Partners Inc.”

(42)	This amount reflects an increase of $25,000,000 from the amount of 2011 Notes previously listed for selling securityholder in the Prospectus Supplement dated August 7, 2006.

(43)	This amount reflects an increase of $12,750,000 from the amount of 2013 Notes previously listed for this selling securityholder in Supplement no. 1 dated August 18, 2006 to the Prospectus dated August 7, 2006 and the Prospectus Supplement dated August 7, 2006.

(44)	This amount reflects an increase of $227,094 from the number of shares previously listed for this selling securityholder in Supplement no. 1 dated August 18, 2006 to the Prospectus dated August 7, 2006 and the Prospectus Supplement dated August 7, 2006.

Only selling securityholders that beneficially own the securities set forth opposite their respective names in the foregoing tables (including the tables included in the prior registration documents) may sell such securities under the registration statement. Prior to any use of this supplement no. 2. in connection with an offering of the notes and/or the underlying common stock by any holder not identified above, this supplement no. 2 and the prior registration documents will be supplemented to set forth the name and other information about the selling securityholder intending to sell such notes and the underlying common stock.

The date of this supplement no. 2 is September 7, 2006